                                                                      EXHIBIT 12

                                FOOT LOCKER, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                ($ in millions)


                                                  Thirteen weeks ended                Fiscal Year Ended
                                                  -------------------    -----------------------------------------------
                                                     May 4,  May 5,      Feb. 2,   Feb. 3,   Jan. 29,   Jan. 30,   Jan. 31,
                                                      2002     2001       2002      2001      2000       1999        1998
                                                     -----     -----      -----     -----     -----      -----      -----
NET EARNINGS

Income from continuing operations                    $  38     $  32     $ 111     $ 107     $  59     $  14      $ 185

Income tax expense (benefit)                            19        21        64        69        38       (28)       104

Interest expense, excluding capitalized interest         8         8        35        41        65        57         41


Portion of rents deemed representative of
 the interest factor (1/3)                              40        39       158       155       170       161        146
                                                     -----     -----     -----     -----     -----     -----      -----

                                                     $ 105     $ 100     $ 368     $ 372     $ 332     $ 204      $ 476
                                                     =====     =====     =====     =====     =====     =====      =====

FIXED CHARGES

Gross interest expense                               $   8     $   8     $  35     $  42     $  67     $  64      $  41

Portion of rents deemed representative of
  the interest factor (1/3)                             40        39       158       155       170       161        146
                                                     -----     -----     -----     -----     -----     -----      -----


                                                     $  48     $  47     $ 193     $ 197     $ 237     $ 225      $ 187
                                                     =====     =====     =====     =====     =====     =====      =====
RATIO OF EARNINGS TO FIXED CHARGES                     2.2       2.1       1.9       1.9       1.4       0.9        2.5
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Earnings were not adequate to cover fixed charges by $21 million for the fiscal year ended January 30, 1999.